Filed Pursuant to Rule 433
Registration No. 333-167637
October 12, 2011
THE TORONTO-DOMINION BANK
US$1,500,000,000 2.375% SENIOR MEDIUM-TERM NOTES, SERIES A, DUE 2016
FINAL TERM SHEET
DATED OCTOBER 12, 2011
This final term sheet supplements the information set forth under the caption “Terms of the Notes” in the Preliminary Pricing Supplement dated October 12, 2011, the caption “Description of the Notes We May Offer” in the Prospectus Supplement dated June 22, 2011 and the caption “Description of the Debt Securities” in the Short Form Base Shelf Prospectus dated July 7, 2010.

Issuer:	The Toronto-Dominion Bank

Issue:	2.375% Senior Medium-Term Notes, Series A, due 2016 (the “Notes”)

Expected Ratings[1]:	Moody’s Investors Service: Aaa / Standard & Poor’s: AA-

Principal Amount:	US$1,500,000,000

Issue Price:	99.444%

Trade Date:	October 12, 2011

Settlement Date (T+5)[2]:	October 19, 2011 (DTC)

Maturity Date:	October 19, 2016

Minimum Denomination:	US$2,000 and multiples of US$1,000

Interest Rate:	2.375%

Treasury Benchmark:	UST 1.000% due September 30, 2016

Treasury Benchmark Price:	99-09 3/4

Treasury Benchmark Yield:	1.144%

Re-offer Spread to Treasury Benchmark:	T + 135 basis points

[1]	A credit rating is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization.

[2]	Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the pricing date or the next succeeding business day will be required, by virtue of the fact that the Notes initially will settle in five business days (T+5), to specify alternative settlement arrangements to prevent a failed settlement.

Re-Offer Yield:	2.494%

Commissions:	0.350%

Interest Payment Dates:	Semi-annually on April 19 and October 19 of each year, beginning April 19, 2012.

Record Dates for Interest Payments:	The fifteenth calendar day prior to the applicable Interest Payment Date.

Day Count Fraction:	30/360

Optional Redemption by Holders of Notes:	None

Optional Redemption by the Issuer for Tax Reasons:	In certain circumstances where the Issuer has or will become obligated to pay additional amounts (as described in the pricing supplement), the Issuer may, at its option, redeem the Notes in whole, but not in part, at any time before maturity, after giving not less than 15 nor more than 45 calendar days’ notice to the trustee under the indenture and to the holders of the Notes, at a redemption price equal to 100% of their principal amount together with accrued interest, if any, to, but excluding, the redemption date.

Listing:	None

Joint Lead Managers:	TD Securities (USA) LLC
J.P. Morgan Securities LLC
Citigroup Global Markets Inc.
Goldman, Sachs & Co.

Co-Managers:	ANZ Securities, Inc.
BNP Paribas Securities Corp.
Credit Suisse Securities (USA) LLC
Desjardins Securities Inc.
Lloyds Securities Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
nabSecurities, LLC
Wells Fargo Securities, LLC

CUSIP/ISIN:	89114Q AE8 / US89114QAE89
The Toronto-Dominion Bank (the “Issuer”) has filed a registration statement (including a prospectus supplement and a short form base shelf prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read those documents and the other documents that the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the joint lead managers will arrange to send you the pricing supplement, when available, the prospectus supplement, and the short form base shelf prospectus if you request them by contacting TD Securities (USA) LLC at 1-800-263-5292, J.P. Morgan Securities LLC collect at 212-834-4533, Citigroup Global Markets Inc. at 1-877-858-5407, or Goldman, Sachs & Co. at 1-866-471-2526.